SETTLEMENT AGREEMENT

THIS AGREEMENT (the "Settlement Agreement"), is made and entered into as of this 9th day of November 2011, by and between Mirador Consulting, Inc., a Florida corporation, with offices at 5499 N. Federal Hwy, Suite D, Boca Raton, Florida 33487 ("Mirador" or the "Consultant"), and Quamtel, Inc., a Nevada corporation, with offices at 14911 Quorum Drive, Suite 140, Dallas, Texas 75254 (the "Company") (individually a "Party" and jointly the "Parties").

WHEREAS, the Parties entered into that certain Consulting Agreement dated August 23, 2010, ("the "Consulting Agreement" or "Agreement")) regarding certain services (the "Services") to be rendered by Mirador to the Company and the payment by the Company to Mirador of compensation (the "Compensation") for the Services; and

WHEREAS, in connection with the Agreements, Quamtel, Inc., issued to Mirador 125,000 shares (the "Shares") of common stock of the Company, which Consultant has previously sold.

WHEREAS, a dispute has arisen between the parties under the Consulting Agreement;

WHEREAS, the Company filed suit against the Consultant in the Palm Beach County Circuit Court arising out of the Consulting Agreement which was assigned Case # 50 2011 CA014684XXXX MB AI (the "Lawsuit") seeking damages for breach of the Consulting Agreement and for Rescission thereof;

WHEREAS, the Consultant disputes the allegations of the Lawsuit;
and

WHEREAS, the Parties desire to enter into this Settlement Agreement in order to settle all disputes between the Parties regarding the Consulting Agreement and the Lawsuit.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Incorporation of Recitals. The Parties hereto acknowledge and agree that the recitals above are incorporated in and made a part of this Settlement Agreement.

2. Supersede the Agreement. The Parties agree that subject to terms of this Settlement Agreement, this Settlement Agreement supersedes and replaces the Consulting Agreement in its entirety and the Consulting Agreement and the obligations of the respective Parties under the Consulting Agreement are hereby terminated and cancelled.

3. Full Settlement. In full and complete satisfaction of all obligations due from, or payable to the other, both of the Parties agree that their respective rights and obligations in and to the Consulting Agreement dated August, 23 2010 are fulfilled and or terminated and no further payments, performances or obligations are due to or by either party. It is fully understood and agreed by Mirador Consulting that QuamTel, Inc will not be required to issue and will not issue any additional shares to Mirador Consulting under

the Consulting Agreement or this Settlement Agreement and that QuamTel, Inc. can remove the stock based payable from its balance sheet.

4. Release.

4.1. Mirador for itself, its members, successors, representatives, attorneys and assigns, hereby agrees, releases and forever discharges the Company, and its owners, officers, directors, representatives, employees, successors, attorneys and assigns from all asserted, potential and unasserted claims, demands, damages, actions or causes of action of every kind and nature, whether at law or in equity, which Mirador now has or in the future may have against the Company, and its owners, officers, directors, representatives, employees, successors, attorneys and assigns, whether presently known or unknown, which arose from or are as a result of or are alleged to have resulted in any way from any matter or thing arising prior to the date of this Settlement Agreement and including, without limitation, all claims, demands and causes of action relating, pertaining to or arising out of the Consulting Agreement or Lawsuit.

4.2 The Company for itself, its members, successors, representatives, attorneys and assigns, hereby agrees, releases and forever discharges Mirador, and its owners, officers, directors, representatives, employees, successors, attorneys and assigns from all asserted, potential and unasserted claims, demands, damages, actions or causes of action of every kind and nature, whether at law or in equity, which the Company now has or in the future may have against Mirador, and its owners, officers, directors, representatives, employees, successors, attorneys and assigns, whether presently known or unknown, which arose from or are as a result of or are alleged to have resulted in any way from any matter or thing arising prior to the date of this Settlement Agreement and including, without limitation, all claims, demands and causes of action relating, pertaining to or arising out of the Consulting Agreement or Lawsuit.

5. Existing Litigation. The Company agrees to File a Voluntary Notice of Dismissal with prejudice in the Lawsuit, to wit: that certain legal suit captioned Quamtel, Inc. vs. Mirador Consulting, pending under case number 50-2011-CA-014684 in the Circuit Court in and for Palm beach County Florida, with each side to bear its own fees and costs.

6. Amendments. This Settlement Agreement may not be amended or supplemented except by an instrument in writing signed by each of the parties hereto.

7. Binding Agreement. This Settlement Agreement and all the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, representatives and permitted assigns.

8. Severability. Whenever possible, each provision of this Settlement Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Settlement Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any Party hereto under this Settlement Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Settlement Agreement will be construed and enforced as if

such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Settlement Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Settlement Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9. Captions. The captions used in this Settlement Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Settlement Agreement, and all provisions of this Settlement Agreement will be enforced and construed as if no captions had been used in this Settlement Agreement.

10. Entire Agreement. The terms of this Settlement Agreement and other documents and instruments referenced herein are intended by the Parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior agreement.

11. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, notwithstanding that all parties are not signatory to the same counterpart. The exchange of copies of this Settlement Agreement and of signature pages by electronic mail or facsimile transmission shall constitute effective execution and delivery of this Settlement Agreement as to the parties and may be used in lieu of the original Settlement Agreement for all purposes. Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

12. Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Settlement Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice of law or conflict of law provision. Except as otherwise expressly provided in this Settlement Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Settlement Agreement or the Agreements shall be brought in the Circuit Court of Florida in and for Palm Beach County Florida.

13. Construction. No provision of this Settlement Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

14. Expenses. The parties will pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel) incurred in connection with the negotiation of this Settlement Agreement, the performance of their obligations hereunder and the consummation of the transaction contemplated hereby.

15. <u>No Disparagement</u>. Each Party agrees that neither it nor any of its authorized representatives or agents will, and it will cause each of its authorized representatives or agent not to, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the other Party or any of its directors, officers, affiliates, subsidiaries, employees, agents or representatives.

16. <u>Confidentiality</u>. The Parties each agree to keep the settlement negotiations and the existence, terms and conditions of this Settlement Agreement completely confidential and shall not disclose, divulge or communicate or cause to be disclosed, divulged or communicated the same to any person whatsoever (whether an individual, firm, corporation or other entity), except as the respective Party may be required (i) in the course of obtaining legal or financial advice with respect to the rights and obligations created by this Settlement Agreement, or (ii) in the preparation of federal, state or local tax returns, or (iii) in the course of enforcing any right or obligation under this Settlement Agreement, or (iv) pursuant to a valid court order or similar legal process, or (v) pursuant to any disclosure obligation or other requirement under applicable securities laws.

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SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT BETWEEN MIRADOR CONSULTING, INC. AND QUAMTEL, INC. DATED AS OF NOVEMBER 9th , 2011

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mirador Consulting, Inc.

By: ______________________

Brian S. John / President

By: ______________________

Quamtel, Inc.

Stuart Ehrlich / CEO